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SpringOne Platform 2019

The following is a transcript of a portion of the keynote address by James Watters, Pivotal’s Senior Vice President, Strategy, on October 8, 2019, at Pivotal’s SpringOne Platform conference. Mr. Watters is joined by Pat Gelsinger, CEO of VMware, Inc.

James Watters: One of our biggest partners in our journey to bring our platform technology to enterprises has been VMware. About 70 percent of all PCF workloads run on a VMware environment. And I couldn’t be more excited to welcome to the stage a gentleman who’s declared a definitive agreement to acquire Pivotal, Pat Gelsinger.

Pat Gelsinger: James, thank you. Great to be here.

James Watters: It’s so amazing to have you on stage here at SpringOne, Pat. Thank you.

Pat Gelsinger: Well, you know what? I was so excited. As some of you might have seen, we announced our plan to acquire at VMworld.

James Watters: Yeah.

Pat Gelsinger: And as part of that, we talked about the Spring community.

James Watters: Yeah.

Pat Gelsinger: And I’ll just tell you, I am blown away by the energy, the innovation. Seventy-five million Spring Boot downloads every month, wow! Right? You know, to me, this is just off the charts. You guys, thank you so much. Yeah. And we’re just thrilled to bring this community and that energy into VMware Pivotal, as we bring this together.

James Watters: I think the Spring community couldn’t be more excited about your sponsorship on that. A couple of weeks ago, though, there’s this technology announcement you made at VMworld — big show, unbelievable response — Tanzu. Can you tell us more about it?

Pat Gelsinger: Yeah. You know, we’re quite excited about Tanzu. And it really is bringing together everything that VMware is doing in this space. And what we see is that every organization has a strategic priority to build modern applications, and how do you bring those, how do you accelerate that. And we saw that there’s this unique opportunity to bridge the world of developers and operators. And clearly, IT operations, that’s sort of the VMware core customer base and partners. But being able to bridge that in a seamless way into the developer community? Wow. You know, operators, they want this consistent, rock-hard, secure infrastructure stuff.

James Watters: Yeah.

Pat Gelsinger: You know, it’s our job to make it work. Developers, they want access to modern constructs, tools, capabilities, microservices, APIs. And we see Kubernetes as the magic of bringing those two worlds together. And for that, we see Kubernetes, somewhat like the virtual machine or Java. If my name were Scott McNealy and I was here 20 years ago, I’d be jumping up and down on stage and saying Java is it. And by the way, Scott is my neighbor, right? In California. But he lives down the hill from me, so I look down on Scott, right? So [laughs]. He truly is down the hill. But his house is bigger than mine, so anyway, but — just a little bit. But you know, Kubernetes is the idea of being able to bridge those two worlds. And not only, right, do we see that opportunity, but it has achieved industry consensus —

James Watters: Totally.

Pat Gelsinger: — right? And there’s this momentum in the industry about this together. And that’s what VMware Tanzu is all about is bringing those two worlds together, bringing the energy together. And Pivotal and the Spring community play a critical role to make that successful.

James Watters: I think as we’re making this transition to a Kubernetes-centric world, there couldn’t be more exciting to have your team’s help on that. So what is it going to take, though, to really bring Kubernetes to every enterprise? How are you thinking about solving that challenge?

Pat Gelsinger: Yeah, well, we’ve broken them into these three buckets, and this is the picture that we showed at VMworld - the build, the run, and the manage bucket. And let’s just walk around that super quickly. You know, build, obviously, this is you all, right? And we have the Bitnami acquisition, but this is the core of what we see. The Pivotal and the Spring community is bringing these world-class build capabilities. Then we’re going to be able to manage them in a consistent way. And about a year ago, we acquired Heptio, and they’re really in this multi-cloud management, that you really could have one management plane that is being able to run all of your Kubernetes clusters and container environments. Whether it’s on public clouds native like Azure and Amazon, or private cloud, that’s where the Heptio team fits in. But the idea of run.

James Watters: Yeah.

Pat Gelsinger: And this was like, you know, imagine you’re going to a Beatles weekend, right? and they start playing Beatles favorites, right? And this is sort of like when we announced that we’re putting Kubernetes directly into vSphere, it’s like now we’re playing Hey Jude on the Beatles weekend. Everybody in the vSphere, they’re all going crazy. This is what we do for a living is run infrastructure, and now we’re going to be the leaders in running Kubernetes. Yeah, that coming together is what’s PKS. And what we’re doing with Project Pacific —

James Watters: Yes.

Pat Gelsinger: — putting Kubernetes right into the core of vSphere. So build, run, manage.

James Watters: Yeah. The excitement was palpable in the cloud native community about that. I think it was a watershed moment when you realized this is really happening, cloud native enterprises everywhere.

Pat Gelsinger: Yeah. And for it, we see the role of Craig McLuckie and Joe Beda, two of the three founders of Kubernetes, being super critical to that.

James Watters: Yeah.

Pat Gelsinger: And that’s what they bring to the party. And I tell you, those guys, they’re so excited about this transaction and how we’re bringing these communities together. And we see them really being a powerful force and being able to help bridge those two worlds, as we describe it.

James Watters: Yeah, Craig has often described his excitement about the Spring community to me. It’s very palpable.

Pat Gelsinger: Yeah.

James Watters: So maybe another question then: Kubernetes is open source. Spring is open source. We’re talking a lot about open source. People don’t always associate VMware immediately with open source. Do you care to comment on that?

Pat Gelsinger: Really? Oh man. We’re working on it.

James Watters: Yeah.

Pat Gelsinger: And it’s very interesting that fundamentally, as we’d say, the open source world is changing —

James Watters: Yeah.

Pat Gelsinger: — right? And right, as these shifts are occurring. VMware is highly committed to, I’ll say, change our profile in the open source community. And we’ve been taking steps to do that. That was part of the Heptio acquisition, right? Craig and Joe, as we were meeting with them and I was meeting with them, they were almost more interested in what the deal terms — more interested in our commitment to open source than the deal terms of Heptio.

James Watters: Hm.

Pat Gelsinger: — right? “You know, are you guys really committed to this? Are you really going to standardize this, commit to the community contributions and that partnership?” And the answer was “yes.” And that’s part of what led them to believe VMware was the right place. It’s also part of the Pivotal transaction, right, and part of the conversation, are we really committed to go be that leader —

James Watters: Yeah.

Pat Gelsinger: — in the open source community? And absolutely, we are. And what we’ve seen is that the Kuber — in open source, it isn’t a question of what you say.

James Watters: Yeah.

Pat Gelsinger: It’s what you do or, more specifically, what you contribute, right? And now VMware is the number two contributor to Kubernetes overall, right? And we’re increasing the overall bandwidth, commitment, engineering resources that go behind our commitment to open source and Kubernetes. And in the next couple of years, my objective would be that VMware is seen, perceived, and realized as one of if not the most enterprise-friendly, open source company in the industry.

James Watters: I think that’s super exciting.

Pat Gelsinger: Does that get you [unintelligible]? Yeah? Okay.

James Watters: Yeah. I think that’s super exciting. If you just look at the assets between the creators of Kubernetes, the Spring community, everything you have in cloud native open source right now, it’s a big change, big deal.

Pat Gelsinger: Yeah.

James Watters: So since you brought it up, why Pivotal? What was the motivation for that? We talked a little bit about open source, but maybe you can walk us through that.

Pat Gelsinger: Yeah, a little bit of full circle.

James Watters: Totally for me, yes.

Pat Gelsinger: You know, welcome back to the future.

James Watters: Ah, exciting.

Pat Gelsinger: Anyway, and it really is in many ways — you know, we’ve been busy —

James Watters: Yeah.

Pat Gelsinger: at VMware the last few years in our networking thrust, STDC, our cloud thrust. And frankly, when we and EMC, now Dell, agreed to separate Pivotal and bring those assets together, I’d say, boy we would not have been able to do what Pivotal has done —

James Watters: Yeah.

Pat Gelsinger: — over the last five or six years. We were busy. You guys were investing heavily, right? So to some degree, this was sort of an opportunity that we knew we couldn’t materialize had we kept the Pivotal resources inside of VMware. So having that separation allowed it to grow and really flourish. But now we see this opportunity to bring these back together because now it’s time to scale. The Kubernetes transaction — transition in the industry is real. Pivotal has reached a velocity, a capacity, a critical mass and a reputation in the industry. So this idea of coming full circle —

James Watters: Yeah.

Pat Gelsinger: — right? as this Kubernetes transition and as Pivotal has already laid that out, right? is super exciting to us. But also in the Spring community. We’re just in awe of what you guys have done. We don’t have that developer DNA, that reach in that community. So we’re thrilled about being able to leverage, expand, and accelerate that as well. And we’ve been working with you all.

James Watters: Yeah.

Pat Gelsinger: We sort of like you folk, right? —

James Watters: [Laughs]

Pat Gelsinger: — right over here and think products like VMware PKS, you know, have helped us sort of build that bridge that we can naturally accelerate as we now bring the companies together. And as you know, we’re working quickly on that. We’ve committed that the transaction will be finished before the end of the [fiscal] year. And we’re thrilled for what the opportunity that that presents for this community, for the Pivotal team, but most importantly, for the mutual customers of our offerings.

James Watters: Yeah, I think it’s such an exciting moment for the industry, for cloud native enterprises in general. Thank you so much for joining us, Pat. We couldn’t be more excited.

Pat Gelsinger: Well, thank you all. Very good.

James Watters: Thank you.

Forward-Looking Statements

This communication contains statements relating to the proposed transaction and its timetable for completion, which are “forward-looking statements” within the meaning of the U.S. federal securities laws and by their nature are uncertain. Words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plans,” and similar expressions are also intended to identify forward-looking statements. Such forward-looking statements are not guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of many factors, including but not limited to: (i) the ability to consummate the proposed transaction in the time frame expected by the parties or at all; (ii) any conditions imposed on the parties in connection with the consummation of the proposed transactions; (iii) the ability to obtain stockholder approval and the satisfaction of the other conditions to the consummation of the proposed transaction; (iv) the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers and customers; (v) the ability of third parties to fulfill their obligations relating to the proposed transaction; and (vi) and the other factors and financial, operational and legal risks or uncertainties described in Pivotal’s public filings with the SEC, including the “Risk Factors” and “Forward Looking Statements” sections of Pivotal’s Annual Report on Form 10-K for the fiscal year ended February 1, 2019 and subsequent Quarterly Reports on Form 10-Q. All information set forth in this release is current as of the date of this release. These forward-looking statements are based on current expectations and are subject to uncertainties, risks, assumptions, and changes in condition, significance, value and effect as well as other risks disclosed previously and from time to time in documents filed by us with the U.S. Securities and Exchange Commission (SEC). Pivotal disclaims any obligation to, and does not currently intend to, update any such forward-looking statements, whether written or oral, that may be made from time to time except as required by law.

Important Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Pivotal by VMware, Inc.

In connection with the proposed merger, Pivotal will file a proxy statement with the Securities and Exchange Commission (the “SEC”). STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement (when available) and any other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) at Pivotal’s website at www.pivotal.io/investors or by contacting Pivotal’s investor relations department via e-mail at ir@pivotal.io.

Participants in the Solicitation

Pivotal and its directors, executive officers and other members of its management and employees as well as VMWare and its directors and officers may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information about Pivotal’s directors and officers and their ownership of Pivotal’s common stock is set forth in the proxy statement for Pivotal’s 2019 Annual Meeting of Stockholders which was filed with the SEC on May 3, 2019. Stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the merger, including the interests of Pivotal’s directors and executive officers in the merger, which may be different than those of Pivotal’s stockholders generally, by reading the proxy statement, which will be filed with the SEC, and other materials relating to the transaction filed with the SEC. Investors should read such materials carefully before making any voting or investment decision.